As filed with the Securities and Exchange Commission on December 19, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SMART BALANCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-2949397
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
115 West Century Road - Suite 260
Paramus, New Jersey  07652-1432
(201) 568-9300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Smart Balance, Inc. Stock and Awards Plan
(Full title of the plan)

Stephen B. Hughes, Chairman and Chief Executive Officer
Smart Balance, Inc.
115 West Century Road - Suite 260
Paramus, New Jersey  07652-1432
(201) 568-9300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Linda Y. Kelso, Esq.
Foley & Lardner LLP
One Independent Drive, Suite 1300
Jacksonville, Florida 32202
(904) 359-2000
Fax: (904) 359-8700

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒
Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being Registered	Amount being Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(2)

Common Stock	2,500,000 Shares	(2)	$17,048,000	(2)	$669.99
_____________

(1)
Represents shares added to the Company’s Stock and Awards Plan pursuant to an amendment approved by the Company’s shareholders at its annual meeting which increased the number of shares available for award by 2,500,000 shares to a total of 12,150,000 shares, plus such indeterminable number of additional shares as may become available for sale pursuant to the anti-dilution provisions contained in the Stock and Awards Plan.

(2)
Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the registration fee for the shares covered by this Registration Statement has been calculated based on (i) 1,210,000 shares subject to outstanding options with an average exercise price of $7.49 per share and (ii) 1,290,000 shares reserved for future grants under the Stock and Awards Plan, for which the fee has been calculated using $6.19 per share, the average of the high and low prices of the registrant’s common stock as reported on the NASDAQ Global Market on December 12, 2008.

This Form S-8 incorporates by reference the contents and information set forth in the registration statement on Form S-8 (File No. 333-147734) filed with the Securities and Exchange Commission on November 30, 2007 pursuant to which the Company registered 9,650,000 shares of common stock issuable under the Smart Balance, Inc. Stock and Awards Plan.

Item 8.  Exhibits.

4.1	Form of Amended Stock Option Agreement*

4.2	Smart Balance, Inc. Stock and Awards Plan**

5.1	Opinion of Richards, Layton & Finger, P.A. as to the legality of the common stock

23.1	Consent of Richards, Layton & Finger, P.A. (included in Opinion filed as Exhibit 5.1)

23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC

24.1	Powers of Attorney (included on signature page)

*	Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on November 6, 2008.
**	Incorporated by reference to Annex A of the Company’s Definitive Proxy Statement filed on April 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder, Colorado, on December 19, 2008.

SMART BALANCE, INC.

By:	/s/ Stephen B. Hughes
Stephen B. Hughes
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen B. Hughes or Robert S. Gluck, or either of them, acting individually (with full power to each of them to act alone), as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments, or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as either of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen B. Hughes	Chairman of the Board, Chief Executive Officer	December 19, 2008
Stephen B. Hughes	(principal executive officer) and Director

/s/ Robert S. Gluck	Vice Chairman of the Board, Chief	December 19, 2008
Robert S. Gluck	Operating Officer and Director

/s/ Alan S. Gever	Executive Vice President and	December 19, 2008
Alan S. Gever	Chief Financial Officer

/s/ John F. Konzelmann	Vice President, Controller and	December 19, 2008
John F. Konzelmann	Principal Accounting Officer

/s/ Robert J. Gillespie	Director	December 19, 2008
Robert J. Gillespie

/s/ William E. Hooper	Director	December 19, 2008
William E. Hooper

/s/ Gerald J. Laber	Director	December 19, 2008
Gerald J. Laber

/s/ James Leighton	Director	December 19, 2008
James Leighton

/s/ James E. Lewis	Director	December 19, 2008
James E. Lewis

/s/ Robert F. McCarthy	Director	December 19, 2008
Robert F. McCarthy

/s/ Michael R. O’Brien	Director	December 19, 2008
Michael R. O’Brien